Exhibit 10.13

Liquid Capital Loan Contract of Agricultural Bank of China

(Contract No. :  [●])

Borrower: Zhejiang Zhengkang Industrial Co. Ltd

Address: No. 678 Dingxiang Road, Binhai Industrial Park, Economic & Technology Development Zone, Wenzhou, Zhejiang Province, People’s Republic of China 325025

Loaner: Agricultural Bank of China. Wenzhou Longwan Branch

Phone: [●]

I.	Loan Amount:

Currency: RMB.

Amount: ¥[●]

II.	Loan period:

The loan period is [●] year, starting from the [●], and the maturity date is [●].

III.	Loan purpose:

The purpose of this loan is for capital turnover.

IV.	Loan interest rate, interest calculation and interest settlement:

1.	Loan Prime Rate shall be adjusted annually.
2.	Loan interest rate is calculated pursuant to No. [ 1 ]

1)	Fixed rate: Loan interest rate is calculated pursuant to the LPR published by People’s Bank on the date one business day prior to execution of this contract plus [●]bp. and the annual interest rate is [●]% until the maturity date.

2)	Fluctuated rate: the actual withdrawal date (or the first withdrawal date if installment withdrawal) will be the starting date, and every [●] months will be a fluctuation period.

3.	Loan Interest Rate shall be settled monthly. The [●]th of each month would be interest settlement date. Borrower shall pay loan interest on the date of interest settlement.

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4.	If the loan is used in violation of the purpose of this agreement, the penalty interest will be calculated and the penalty interest will be increased [●]% of the loan interest under this contract.

5.	If Borrower does not repay the loan on time and no agreement is reached between Borrower and Loaner, the penalty interest will be increased [●]% of the loan interest under this contract.

6.	Compound interest: if Borrower fails to pay the loan interest, Borrower needs to pay the compound interest since the breach date on monthly basis.

V.	Repayment of Loan Principal

1.	Borrower shall deposit the loan due on the account appointed by Loaner one day prior to the maturity day and irrevocably authorize Loaner to transfer the funds away.

2.	If Borrower needs to extend the repayment date, Borrower shall submit an application to Loaner [●] days prior to the maturity date of this contract. Upon Loaner’s approval, Borrower can execute an agreement to extend the maturity date.

3.	If Borrower wants repay the loan prior to the maturity date, Borrower shall notify borrower in writing [●] days in advance. If both parties reach the agreement, Borrower can repay the loan before the maturity date pursuant to the provisions of this contract.

VI.	Guarantee

1.	The guarantee type for performance of this contract is pledge.

2.	The contract number of Maximum Guarantee Contract is [●].

VII.	Miscellaneous:

1.	Any disputes arising from the performance of the contract shall be submitted to the court located in the place where Loaner resides.

2.	This contract is written in 3 copies and each copy has same legal effect.

Borrower: Zhejiang Zhengkang Industrial Co. Ltd

Loaner: Agricultural Bank of China. Wenzhou Dragon Bay Branch.

Execution time: [●]

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